Exhibit 5.14

June 23, 2008

Consent of Robert Didur

In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, Robert Didur, hereby consent to the use of my name in connection with references to my involvement in the preparation of a technical report entitled “A Technical Review on the Yauliyacu Lead/Zinc Mine, Junin Province, Perú for Silver Wheaton Corp.” dated March 28, 2008 (the “Technical Information”) and to references to the Technical Information, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of information derived from the Technical Information in the Registration Statement.

Yours truly,

/s/ Robert Didur
Robert Didur